Exhibit 99.1
May 14, 2025
Hawkins, Inc.
2381 Rosegate
Roseville, MN 55113

Hawkins, Inc. Reports
Fourth Quarter and Fiscal Year 2025 Results

ROSEVILLE, Minn., May 14, 2025 – Hawkins, Inc. (Nasdaq: HWKN) today announced fourth quarter and full-year results for its fiscal year ended March 30, 2025.
Fourth Quarter Fiscal Year 2025 Highlights:
•Record fourth quarter sales of $245.3 million, a 10% increase over the same quarter of the prior year, led by Water Treatment segment sales growth of 21% over the same quarter in the prior year.
•Record fourth quarter gross profit of $52.2 million, a 15% increase over the same quarter of the prior year, contributing to record fourth quarter operating income of $24.6 million, a 22% increase over the prior year.
•Record fourth quarter diluted earnings per share (EPS) of $0.78, which was 18% higher than the same period of the prior year.
•Record fourth quarter Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure, of $36.7 million, an 18% increase over the same period of the prior year.
Full-Year Fiscal Year 2025 Highlights:
•Record annual sales of $974.4 million, an increase of 6% over the prior fiscal year, with Water Treatment segment sales up 23% over the prior year.
•Record gross profit of $225.5 million, a 16% increase over the prior year, contributing to record operating income of $119.2 million, a 15% year-over-year increase.
•Record diluted EPS of $4.03, which was $0.44, or 12%, higher than fiscal 2024.
•Record adjusted EBITDA, a non-GAAP measure, of $167.5 million, an increase of 17% over fiscal 2024.
•Operating cash flow of $111.1 million.
•Completed four acquisitions during the fiscal year, all of which supported growth in our Water Treatment segment.
•Ended the year with net debt of $143.9 million and a leverage ratio of 0.86x adjusted EBITDA.
•Paid cash dividends of $0.70 per share for the year, an increase of 11% over the prior year. This marks the 40th consecutive year of paying a dividend.
Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:
“Fiscal 2025 was another exciting year of growth for our company. This resulted in records in sales, gross margin, operating income, EPS, and adjusted EBITDA. We are extremely proud of our accomplishments over the past year that allowed us to achieve these record levels. Our focus has been to deliver sustained growth over time, and we accomplished our seventh straight year of EPS growth, helping to deliver return on equity of approximately 20%."
Mr. Hawkins continued, "Our disciplined M&A strategy again contributed to the growth of our Water Treatment segment, which is now our largest segment. We completed four acquisitions during the year, and have completed 13 acquisitions over the last five years. Subsequent to the end of our fiscal year, and as previously disclosed, we acquired WaterSurplus to continue our growth. WaterSurplus is an excellent addition to our portfolio, and we are excited to have the team on board."
Mr. Hawkins continued, “Our Water Treatment segment achieved sales growth of 23% for the year, through sales from our acquired companies as well as organic growth. Sales in our Industrial and Health and Nutrition segments were down for the year but were up in the fourth quarter, and both of these segments had double-digit operating income growth for the year. Overall, operating income was 15% higher than fiscal 2024.”
Mr. Hawkins concluded, “Looking ahead to fiscal 2026, we expect all of our business segments to grow and our revenue to surpass $1 billion for the first time in our 86-year history. We expect EPS to grow as well, although at a slower rate than in recent years due to higher interest expense associated with the new debt financing and increased amortization expense related to our recent acquisitions. We expect our cash flow and balance sheet to remain strong, and with the diversity of our businesses and the overall strength of our company, we believe we will continue to generate strong operating cash flow. This will allow us to fund future growth investments and pay down a portion of our debt during fiscal year 2026 as we expect to achieve a leverage ratio below 1x adjusted EBITDA by the end of fiscal year 2027.”

Change in Reporting Segments
Subsequent to the close of fiscal 2025, we realigned our reporting segments to reflect organizational changes made and to reflect the way we manage our operations and allocate resources. In the first quarter of fiscal 2026, we will report on the following reporting segments: Water Treatment, Health and Food Sciences (which will represent our food, pharmaceutical, agriculture, and nutrition end markets), and Industrial Solutions. We believe this realignment better reflects the value our company provides to our customers and our evolution from a bulk commodity distributor into a specialty ingredients company.
Fourth Quarter and Fiscal Year Financial Highlights:
NET INCOME
For the fourth quarter of fiscal 2025, the company reported net income of $16.3 million, or $0.78 per diluted share, compared to net income for the fourth quarter of fiscal 2024 of $13.8 million, or $0.66 per diluted share.
For the full year, the Company reported record net income of $84.3 million, or $4.03 per diluted share, compared to net income for fiscal 2024 of $75.4 million, or $3.59 per diluted share.
REVENUE
For the fourth quarter of fiscal 2025, sales were $245.3 million, an increase of $22.3 million, or 10%, from sales of $223.0 million a year ago. Each of our segments contributed to the year-over-year growth, with our Water Treatment segment leading the way with 21% growth. Water Treatment segment sales increased $18.3 million, or 21%, to $105.0 million for the fourth quarter, as compared to $86.7 million for the same period a year ago. Sales increased primarily as a result of $13.0 million of added sales from acquired businesses as well as increased sales volumes in our legacy business. Industrial segment sales increased $0.3 million, or less than 1%, to $97.4 million for the fourth quarter, as compared to $97.1 million for the same period a year ago. Sales increased primarily due to a favorable product mix shift. Health and Nutrition segment sales increased $3.7 million, or 9%, to $42.9 million for the fourth quarter, as compared to $39.3 million for the same period a year ago. Sales increased primarily due to increased sales of our manufactured products.
For fiscal 2025, Water Treatment segment sales were $446.5 million for the year, an increase of 23% over last year’s sales of $363.3 million; of the $83.2 million increase, $72 million was from our acquired businesses in fiscal 2025. Industrial segment sales were $382.5 million, a decrease of 7% from fiscal 2024 sales of $409.5 million. Sales for our Health and Nutrition segment were $145.5 million in fiscal 2025, a decrease of 1%, from fiscal 2024 sales of $146.4 million.
GROSS PROFIT
Company-wide gross profit for fiscal 2025 increased $31.9 million, or 16%, to $225.5 million, or 23% of sales, from $193.6 million, or 21% of sales, for fiscal 2024. During fiscal 2025, the LIFO reserve decreased, and gross profits increased, by $1.6 million, primarily due to lower prices year-over-year on certain products. During fiscal 2024, the LIFO reserve decreased, and gross profits increased, by $15.4 million. Included as a reduction to gross profit in fiscal 2024 was a $7.7 million charge to operating expense for an environmental liability related to perchlorinated biphenyls (PCBs) discovered in the soil at our Rosemount, MN facility, with such expense reflected in our Industrial segment. The source of the PCBs is unknown and pre-dates our ownership of the property; however, we are responsible for the clean-up despite having never brought PCBs onto the property or used PCBs on the site.
Gross profit for the Water Treatment segment increased $23.1 million, or 23%, to $121.6 million, or 27% of sales, for fiscal 2025, from $98.5 million, or 27% of sales, for fiscal 2024. During fiscal 2025, the LIFO reserve decreased, and gross profits increased, by $0.5 million. During fiscal 2024, the LIFO reserve decreased, and gross profit increased, by $3.3 million. Gross profit increased as a result of the increased sales.
Gross profit for the Industrial segment increased $5.1 million, or 8%, to $72.6 million, or 19% of sales, for fiscal 2025, from $67.5 million, or 16% of sales, for fiscal 2024. During fiscal 2025, the LIFO reserve decreased, and gross profits increased, by $1.1 million. In fiscal 2024, the LIFO reserve decreased, and gross profits increased, by $12.1 million. Included as a reduction to gross profit in the prior year was the aforementioned environmental liability related to PCBs at our Rosemount, MN facility. Gross profit increased as a result of the environmental charge in the prior year not repeating in the current year, partially offset by the negative year-over-year impact of the change in the LIFO reserve, as well as improved margins on certain products.
Gross profit for our Health and Nutrition segment increased $3.7 million, or 13%, to $31.3 million, or 22% of sales, for fiscal 2025, from $27.6 million, or 19% of sales, for fiscal 2024. Gross profit increased as a result of a favorable product mix shift.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
SG&A expenses increased $16.8 million, or 19% to $106.4 million, or 11% of sales, for fiscal 2025, from $89.6 million, or 10% of sales, for fiscal 2024. Expenses increased largely due to $10.4 million in added costs from the acquired business in our Water Treatment segment, including amortization of intangibles of $4.2 million, as well as increased variable costs.
ADJUSTED EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended March 30, 2025, was $36.7 million, an increase of $5.7 million, or 18%, from adjusted EBITDA of $31.0 million for the same period in the prior year. Full-year adjusted EBITDA was $167.5 million, an increase of $24.5 million, or 17%, from adjusted EBITDA of $143.0 million for fiscal 2024. The increase was due to the impact of improved gross profits discussed above.
INCOME TAXES
Our effective tax rate was approximately 26% for both fiscal 2025 and fiscal 2024. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes.
BALANCE SHEET
At the end of fiscal 2025, our working capital was $20 million higher than the end of fiscal 2024 due to increased customer receivables as a result of higher sales, as well as higher inventory levels. For the year, our operating cash flow of $111 million and net debt borrowing of $50 million was primarily deployed to grow the company or provide shareholder return. This included funding $87 million in acquisition spending for the acquisitions of Intercoastal Trading, Inc., Wofford Water Service, Inc., Waterguard, Inc., and Amerochem Corporation, capital spending of $41 million, dividend payments of $15 million, and stock repurchases of $21 million. Our total debt outstanding at the end of fiscal 2025 was $149 million and our leverage ratio was 0.86 times our trailing twelve-month proforma adjusted EBITDA, as compared to 0.66x at the end of fiscal 2024. Subsequent to year-end, our leverage ratio increased above 1.0x adjusted EBITDA with the WaterSurplus acquisition.
About Hawkins, Inc.
Hawkins, Inc. was founded in 1938 and is a leading water treatment and specialty ingredients company that formulates, manufactures, distributes and blends products for its Water Treatment, Food & Health Sciences and Industrial Solutions customers. Headquartered in Roseville, Minnesota, the Company has 63 facilities in 28 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $974 million of revenue in fiscal 2025 and has approximately 1,100 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.
Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA and return on equity. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Fiscal Year Ended
(In thousands)	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
Net income (GAAP)	$16,327	$13,832	$84,345	$75,363
Interest expense	1,526	1,249	5,432	4,282
Income tax expense	6,095	5,493	30,038	25,782
Amortization of intangibles	3,553	2,753	12,764	8,539
Depreciation expense	7,027	6,201	27,184	23,264
Non-cash compensation expense	1,476	1,374	6,498	4,880
Non-recurring acquisition expense	649	85	1,229	917
Adjusted EBITDA	$36,653	$30,987	$167,490	$143,027

We define return on equity as net income divided by average shareholders' equity.

Return on Equity
($ in thousands)	Fiscal Year Ended March 30, 2025
Net income (GAAP)	$84,345

Shareholders' equity at beginning of period	$406,026
Shareholders' equity at end of period	460,292
Average shareholders' equity	$433,159

Return on equity	19.5%

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Fiscal Year Ended
	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
	(unaudited)
Sales	$245,318	$223,020	$974,431	$919,162
Cost of sales	(193,081)	(177,509)	(748,893)	(725,526)
Gross profit	52,237	45,511	225,538	193,636
Selling, general and administrative expenses	(27,662)	(25,427)	(106,364)	(89,600)
Operating income	24,575	20,084	119,174	104,036
Interest expense, net	(1,526)	(1,249)	(5,432)	(4,282)
Other income (expense)	(627)	490	641	1,391
Income before income taxes	22,422	19,325	114,383	101,145
Income tax expense	(6,095)	(5,493)	(30,038)	(25,782)
Net income	$16,327	$13,832	$84,345	$75,363

Weighted average number of shares outstanding-basic	20,728,528	20,790,260	20,803,872	20,864,348
Weighted average number of shares outstanding-diluted	20,848,118	20,929,056	20,936,502	21,014,326

Basic earnings per share	$0.79	$0.67	$4.05	$3.61
Diluted earnings per share	$0.78	$0.66	$4.03	$3.59

HAWKINS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per-share data)

	March 30, 2025	March 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,103	$7,153
Trade accounts receivables, net	131,795	114,477
Inventories	83,512	74,600
Income taxes receivable	2,864	—
Prepaid expenses and other current assets	7,417	6,596
Total current assets	230,691	202,826
PROPERTY, PLANT, AND EQUIPMENT:
Land	18,679	17,916
Buildings and improvements	163,913	147,701
Machinery and equipment	150,981	141,262
Transportation equipment	78,064	67,868
Office furniture and equipment	9,316	11,901
	420,953	386,648
Less accumulated depreciation	195,667	177,774
Net property, plant, and equipment	225,286	208,874
OTHER ASSETS:
Right-of-use assets	13,449	11,713
Goodwill	135,409	103,399
Intangible assets, net	150,121	116,626
Deferred compensation plan asset	11,185	9,584
Other	3,726	4,912
Total other assets	313,890	246,234
Total assets	$769,867	$657,934
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$61,195	$56,387
Accrued payroll and employee benefits	19,659	19,532
Current portion of long-term debt	9,913	9,913
Income tax payable	—	1,943
Environmental remediation	7,700	7,700
Other current liabilities	8,668	7,832
Total current liabilities	107,135	103,307
LONG-TERM LIABILITIES:
Long-term debt, less current portion	138,906	88,818
Long-term lease liability	10,920	9,530
Pension withdrawal liability	3,155	3,538
Deferred income taxes	22,356	22,406
Deferred compensation liability	13,132	11,764
Earnout liability	12,604	11,235
Other long-term liabilities	1,367	1,310
Total long-term liabilities	202,440	148,601
Total liabilities	309,575	251,908
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common shares; authorized: 60,000,000 shares of $0.01 par value; 20,684,621 and 20,790,261 shares issued and outstanding for 2025 and 2024, respectively	207	208
Additional paid-in capital	24,094	38,154
Retained earnings	434,259	364,549
Accumulated other comprehensive income	1,732	3,115
Total shareholders’ equity	460,292	406,026
Total liabilities and shareholders’ equity	$769,867	$657,934

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Fiscal Year Ended
	March 30, 2025	March 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$84,345	$75,363
Reconciliation to cash flows:
Depreciation and amortization	39,948	31,803
Change in fair value of earnout liability	1,369	571
Operating leases	3,475	2,708
Gain on deferred compensation assets	(641)	(1,391)
Deferred income taxes	461	(1,459)
Stock compensation expense	6,498	4,880
Gain from asset disposals	(61)	(85)
Other	87	87
Changes in operating accounts (using) providing cash, net of acquisitions:
Trade receivables	(11,230)	21,399
Inventories	(6,572)	19,921
Accounts payable	2,445	(828)
Accrued liabilities	476	10,708
Lease liabilities	(3,468)	(2,676)
Income taxes	(4,807)	(1,390)
Other	(1,229)	(112)
Net cash provided by operating activities	111,096	159,499
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant, and equipment	(41,096)	(40,151)
Acquisitions	(87,400)	(83,455)
Proceeds from asset disposals	544	1,102
Net cash used in investing activities	(127,952)	(122,504)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(14,635)	(13,238)
New shares issued	2,658	2,242
Shares surrendered for payroll taxes	(2,541)	(2,140)
Shares repurchased	(20,676)	(11,272)
Payments on senior secured revolving loan	(60,000)	(98,000)
Borrowings on senior secured revolving loan	110,000	85,000
Net cash provided by (used in) financing activities	14,806	(37,408)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,050)	(413)
CASH AND CASH EQUIVALENTS - beginning of year	7,153	7,566
CASH AND CASH EQUIVALENTS - end of year	$5,103	$7,153
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION-
Cash paid during the year for income taxes	$34,386	$28,631
Cash paid for interest	5,785	4,654
Noncash investing activities - Capital expenditures in accounts payable	1,841	2,697

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Water Treatment	Industrial	Health and Nutrition	Total

Fiscal Year Ended March 30, 2025:
Sales	$446,489	$382,487	$145,455	$974,431
Cost of sales - materials	259,721	285,295	106,524	651,540
Cost of sales - operational overhead	65,159	24,591	7,603	97,353
Gross profit	121,609	72,601	31,328	225,538
Selling, general, and administrative expenses	61,993	27,540	16,831	106,364
Operating income	$59,616	$45,061	$14,497	$119,174

Fiscal Year Ended March 31, 2024:
Sales	$363,289	$409,465	$146,408	$919,162
Cost of sales - materials	214,020	310,074	111,460	635,554
Cost of sales - operational overhead	50,771	31,846	7,355	89,972
Gross profit	98,498	67,545	27,593	193,636
Selling, general, and administrative expenses	45,286	28,316	15,998	89,600
Operating income	$53,212	$39,229	$11,595	$104,036

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to expectations for results in our business segments and our ability to generate cash flow and pay down debt. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in regulation, changes in the labor markets, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, changes in pricing of our products and our ability to pass any changes on to our customers, changes in product supplies and the terms of our credit agreement. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com